Exhibit 99.4

MERGER PROPOSAL – VOORSTEL TOT FUSIE
10 SEPTEMBER 2015

FE NEW N.V.
&
NEW BUSINESS NETHERLANDS N.V.

merger proposal – voorstel tot fusie

MERGER PROPOSAL	VOORSTEL TOT FUSIE
The boards of directors of:	De besturen van:
1.    FE New N.V., a public company under Dutch law, having its official seat in Amsterdam, the Netherlands, and its registered office address at Via Abetone Inferiore N. 4, I-41053, Maranello, Italy, registered with the Dutch trade register under number 64060977, to be renamed Ferrari N.V. upon the effectuation of the Merger (as defined below) (Acquiring Company); and

1. FE New N.V., een naamloze vennootschap naar Nederlands recht, gevestigd te Amsterdam en kantoorhoudende te Via Abetone Inferiore N.4, I-41053, Maranello, Italië, ingeschreven in het handelsregister onder nummer 64060977, waarvan de naam wordt gewijzigd in Ferrari N.V. per het moment van het van kracht worden van de Fusie (zoals hierna gedefinieerd) (Verkrijgende Vennootschap); en

2.    New Business Netherlands N.V., a public company under Dutch law, having its official seat in Amsterdam, the Netherlands, and its registered office address at Via Abetone Inferiore N. 4, I-41053, Maranello, Italy, registered with the Dutch trade register under number 57991561, to be renamed Ferrari N.V. prior to effectuation of the Merger (Company Ceasing to Exist),

2. New Business Netherlands N.V., een naamloze vennootschap naar Nederlands recht, gevestigd te Amsterdam en kantoorhoudende te Via Abetone Inferiore N.4, I-41053, Maranello, Italië, ingeschreven in het handelsregister onder nummer 57991561, waarvan de naam wordt gewijzigd in Ferrari N.V. voorafgaand aan het moment van het van kracht worden van de Fusie (Verdwijnende Vennootschap),

the Acquiring Company and the Company Ceasing to Exist are hereinafter together also referred to as: Merging Companies,	de Verkrijgende Vennootschap en de Verdwijnende Vennootschap worden hierna gezamenlijk aangeduid als: Fuserende Vennootschappen,
whereas,	in aanmerking nemende,
(A) none of the Merging Companies has a supervisory board;	(A) bij geen van de Fuserende Vennootschappen is een raad van commissarissen ingesteld;
(B) the Merging Companies have not been dissolved or declared bankrupt, nor has a suspension of payment been declared with respect to the Merging Companies;	(B) de Fuserende Vennootschappen zijn niet ontbonden en verkeren niet in staat van faillissement, noch hebben zij surseance van betaling aangevraagd;
(C) none of the Merging Companies has a works council entitled to render advice in respect of the Merger (as defined below);	(C) geen van de Fuserende Vennootschappen heeft een ondernemingsraad die het recht heeft om advies te geven met betrekking tot de Fusie (zoals hierna gedefinieerd);

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(D) there is no trade union entitled to render comments in respect of the Merger that has amongst its members employees of (a subsidiary of) one of the Merging Companies;	(D) er is geen vereniging van werknemers die werknemers van (een dochtermaatschappij van) één van de Fuserende Vennootschappen onder haar leden telt;
(E) prior to the effectiveness of the Merger, the common shares in the capital of the Company Ceasing to Exist will be admitted to listing and trading on the New York Stock Exchange (NYSE) and upon effectiveness of the Merger the common shares in the capital of the Acquiring Company will be admitted to listing and trading on the NYSE and, on or after such date, may also be admitted to listing and trading on the Mercato Telematico Azionario organized and managed by Borsa Italiana S.p.A.,

(E) voorafgaand aan het van kracht worden van de Fusie, worden de gewone aandelen in het kapitaal van de Verdwijnende Vennootschap toegelaten tot de notering en handel op de New York Stock Exchange (NYSE) en per het moment van het van kracht worden van de Fusie worden de gewone aandelen in het kapitaal van de Verkrijgende Vennootschap toegelaten tot de notering en handel op de NYSE en, op of na deze datum, kunnen ook worden toegelaten tot de notering en handel op de Mercato Telematico Azionario georganiseerd en beheerd door Borsa Italiana S.p.A.,

propose a merger (Merger) in accordance with Title 7, Book 2 of the Dutch Civil Code (DCC) at which the Company Ceasing to Exist will cease to exist and as a consequence whereof:	stellen voor een fusie (Fusie) in de zin van Titel 7 van Boek 2 van het Burgerlijk Wetboek (BW) tot stand te brengen waarbij de Verdwijnende Vennootschap zal ophouden te bestaan en als gevolg waarvan:
- the Acquiring Company will acquire the assets and/or liabilities of the Company Ceasing to Exist under a universal title of succession; and	- de Verkrijgende Vennootschap het vermogen van de Verdwijnende Vennootschap onder algemene titel verkrijgt; en
- the shareholders of the Company Ceasing to Exist will be granted shares in the capital of the Acquiring Company.	- de aandeelhouders van de Verdwijnende Vennootschap aandelen in het kapitaal van de Verkrijgende Vennootschap krijgen toegekend.
This Merger proposal will be filed and published in accordance with the applicable laws and regulations. The proposal will also be made available at the registered office address of the Merging Companies for inspection by whomever is entitled thereto by applicable law.

Dit voorstel tot Fusie zal worden gedeponeerd en gepubliceerd in overeenstemming met de toepasselijke wetten en regelgeving. Het voorstel zal ook beschikbaar worden gemaakt ten kantore van de Fuserende Vennootschappen ter inzage voor degenen die daartoe volgens toepasselijk recht gerechtigd zijn.

Pursuant to Section 2:318 DCC, the Merger shall be executed in accordance with the relevant provisions of Dutch law and as such will become effective on the day following the day on which the notarial deed of Merger is executed before a civil law notary, officiating in the Netherlands (Merger Effective Date).

Ingevolge artikel 2:318 BW zal de Fusie worden uitgevoerd in overeenstemming met de relevante bepalingen van Nederlands recht en zodanig van kracht worden op de dag volgend op de dag waarop de notariële akte van Fusie wordt verleden voor een notaris met plaats van vestiging in Nederland (Fusie Effectieve Datum).

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In connection with the 7.875% mandatory convertible security (MCS) issued by Fiat Chrysler Automobiles N.V. (FCA) in accordance with the indenture dated 16 December 2014 among FCA and The Bank of New York Mellon as trustee (Indenture) and outstanding immediately prior to the Merger Effective Date, the holders of the MCS shall receive such number of common shares in the capital of the Acquiring Company as agreed in and determined pursuant to the terms of the Indenture (MCS Shares).

In samenhang met het 7,875% verplicht converteerbaar effect (MCS) uitgegeven door Fiat Chrysler Automobiles N.V. (FCA) in overeenstemming met de indenture met datum 16 december 2014 tussen FCA en The Bank of New York Mellon als trustee (Indenture) en dat onmiddellijk voorafgaand aan de Fusie Effectieve Datum uitstaat, zullen de houders van de MCS een zodanig aantal gewone aandelen in het kapitaal van de Verkrijgende Vennootschap verkrijgen als overeengekomen in en bepaald volgens de voorwaarden van de Indenture (MCS Aandelen).

The data to be mentioned pursuant to the Sections 2:312 and 2:326 DCC are as follows:	De ingevolge de artikelen 2:312 en 2:326 BW te vermelden gegevens zijn de volgende:
1 Type of legal entity, name and official seat of the Merging Companies	1 Rechtsvorm, naam en zetel van de Fuserende Vennootschappen
1.1 Acquiring Company	1.1 Verkrijgende Vennootschap
The public company under Dutch law FE New N.V., having its official seat in Amsterdam, the Netherlands.	De naamloze vennootschap naar Nederlands recht FE New N.V., gevestigd Amsterdam.
1.2 Company Ceasing to Exist	1.2 Verdwijnende Vennootschap
The public company under Dutch law New Business Netherlands N.V., having its official seat in Amsterdam, the Netherlands.	De naamloze vennootschap naar Nederlands recht New Business Netherlands N.V., gevestigd Amsterdam.
2 Articles of association of the Acquiring Company	2 Statuten van de Verkrijgende Vennootschap
   The articles of association of the Acquiring Company were drawn up by a deed of incorporation executed on 4 September 2015 before G.M. Portier, civil law notary officiating in Amsterdam, the Netherlands. The consecutive wording of the current articles of association is attached to this Merger proposal as Annex A.

   De statuten van de Verkrijgende Vennootschap zijn vastgesteld bij akte van oprichting verleden op 4 september 2015 voor mr. G.M. Portier, notaris met plaats van vestiging in Amsterdam. De doorlopende tekst van de huidige statuten is als Bijlage A aan dit voorstel tot Fusie gehecht.

   The articles of association of the Acquiring Company shall be amended before or upon effectuation of the Merger in the form attached to this Merger proposal as Annex B, as a result of which inter alia the name of the Acquiring Company will be changed to Ferrari N.V.

   De statuten van de Verkrijgende Vennootschap zullen gewijzigd worden voorafgaand of per het moment van het van kracht worden van de Fusie in de vorm als Bijlage B aan dit voorstel tot Fusie gehecht, als gevolg waarvan onder meer de naam van de Verkrijgende Vennootschap gewijzigd zal worden in Ferrari N.V.

3 Rights and compensations at the expense of the Acquiring Company granted pursuant to Section 2:320 DCC	3 Rechten en vergoedingen ten laste van de Verkrijgende Vennootschap toe te kennen ingevolge artikel 2:320 BW

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   As there are no persons who, in any other capacity than as shareholder, have special rights against the Company Ceasing to Exist, no special rights and no compensations will be granted at the expense of the Acquiring Company to anyone. At the same time as the Merger becomes effective, the MCS Shares will be issued to the holders of the MCS entitled thereto pursuant to the Indenture.

   Aangezien er geen personen zijn die anders dan als aandeelhouder bijzondere rechten hebben jegens de Verdwijnende Vennootschap, worden geen bijzondere rechten of vergoedingen aan iemand ten laste van de Verkrijgende Vennootschap toegekend. Tegelijkertijd met het van kracht worden van de Fusie, worden de MCS Aandelen uitgegeven aan de houders van de MCS daartoe gerechtigd volgens de Indenture.

4 Benefits to be granted to members of the boards of directors of the Merging Companies or to others involved with the Merger, in connection with the Merger	4 Voordelen, welke in verband met de Fusie aan leden van het bestuur van de Fuserende Vennootschappen of aan anderen betrokken bij de Fusie worden toegekend
   No benefits will be granted to members of the boards of directors of the Merging Companies or to others involved with the Merger, other than in such person’s capacity as shareholder of the Company Ceasing to Exist.

   Er worden geen voordelen toegekend aan leden van het bestuur van de Fuserende Vennootschappen of aan anderen betrokken bij de Fusie, anders dan aan anderen in hoedanigheid van aandeelhouder van de Verdwijnende Vennootschap.

5 Intentions with regard to the composition of the board of directors of the Acquiring Company after the Merger	5 Voornemens over de samenstelling van het bestuur van de Verkrijgende Vennootschap na de Fusie
The current composition of the board of directors of the Acquiring Company is as follows: executive directors: - Alessandro Gili; and - Giorgio Fossati,	De huidige samenstelling van het bestuur van de Verkrijgende Vennootschap is als volgt: uitvoerende bestuurders: - Alessandro Gili; en - Giorgio Fossati,
non-executive director: - Carlo Daneo.	niet-uitvoerende bestuurder: - Carlo Daneo.
It is the intention to change the composition of the board of directors of the Acquiring Company in connection with the Merger.	Het voornemen bestaat in verband met de Fusie wijziging te brengen in de samenstelling van het bestuur van de Verkrijgende Vennootschap.
6 Date as of which the financial data regarding the assets and liabilities of the Company Ceasing to Exist will be accounted for in the annual accounts of the Acquiring Company
6 Tijdstip met ingang waarvan de financiële gegevens met betrekking tot het gedeelte van het vermogen van de Verdwijnende Vennootschap zullen worden verantwoord in de jaarstukken van de Verkrijgende Vennootschap

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   The financial data of the Company Ceasing to Exist will be accounted for in the annual accounts of the Acquiring Company as of 1 January 2016. The last financial year of the Company Ceasing to Exist will therefore end on 31 December 2015.

   De financiële gegevens van de Verdwijnende Vennootschap zullen worden verantwoord in de jaarstukken van de Verkrijgende Vennootschap per 1 januari 2016. Derhalve zal het laatste boekjaar van de Verdwijnende Vennootschap eindigen op 31 december 2015.

7 Proposed measures in connection with the conversion of the shareholdership of the Company Ceasing to Exist	7 Voorgenomen maatregelen in verband met de overgang van het aandeelhouderschap van de Verdwijnende Vennootschap
The shares in the capital of the Acquiring Company to be granted in connection with the Merger will be in the form of registered shares.	De aandelen in het kapitaal van de Verkrijgende Vennootschap zullen in verband met de Fusie worden toegekend in de vorm van aandelen op naam.
   The Acquiring Company Common Shares (as defined below) are expected to be delivered to the beneficiaries in book-entry form through the direct registration system facilitated by the Depositary Trust Company, a limited purpose trust company under New York law, within three business days following the Merger Effective Date.

 De Verkrijgende Vennootschap Gewone Aandelen (zoals hierna gedefinieerd) worden naar verwachting geleverd aan de begunstigden in girale vorm via een direct registratie systeem gefaciliteerd door de Depositary Trust Company, een trust vennootschap voor een bepaald doel onder het recht van New York, binnen drie werkdagen na de Fusie Effectieve Datum.

   The granting of Acquiring Company Special Voting Shares (as defined below) in connection with the Merger will be registered in the shareholders’ register of the Acquiring Company upon the Merger becoming effective.

 Het toekennen van Verkrijgende Vennootschap Bijzondere Stemrechtaandelen (zoals hierna gedefinieerd) in verband met de Fusie zullen worden geregistreerd in het aandeelhoudersregister van de Verkrijgende Vennootschap per het moment van het van kracht worden van de Fusie.

   A holder of a right of pledge or usufruct in a share in the capital of the Company Ceasing to Exist shall acquire the same right in respect of the share in the capital of the Acquiring Company acquired by the relevant holder of that share pursuant to the deed of Merger.

   Een houder van een pandrecht of vruchtgebruik op een aandeel in het kapitaal van de Verdwijnende Vennootschap zal hetzelfde recht ten aanzien van het aandeel in het kapitaal van de Verkrijgende Vennootschap krijgen, verkregen door de relevante houder van dat aandeel als gevolg van de akte van Fusie.

8 Intentions involving continuance or termination of activities	8 Voornemens omtrent voortzetting of beëindiging van activiteiten
The activities of the Company Ceasing to Exist will be continued by the Acquiring Company in all material respects, including any changes currently contemplated by the Company Ceasing to Exist.
   De activiteiten van de Verdwijnende Vennootschap zullen worden voortgezet door de Verkrijgende Vennootschap in elk materieel opzicht, inclusief elke wijziging die op dit moment door de Verdwijnende Vennootschap wordt overwogen.

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9 Effects of the Merger on the goodwill and the distributable reserves of the Acquiring Company	9 Invloed van de Fusie op de grootte van de goodwill en de uitkeerbare reserves van de Verkrijgende Vennootschap
The Merger will take place on the basis of the book value and will therefore have no goodwill impact.	De Fusie zal plaatsvinden op basis van de boekwaarde en zal hierdoor geen invloed hebben op de grootte van de goodwill.
   To the extent that the Acquiring Company must maintain reserves pursuant to Dutch law or its articles of association, as a result of the Merger, the freely distributable reserves of the Acquiring Company will increase with the difference between (i) the value of the assets and liabilities of the Company Ceasing to Exist that the Acquiring Company will acquire at the Merger and (ii) the aggregate nominal value of the shares in the capital of the Acquiring Company allotted at the Merger plus the reserves the Acquiring Company must maintain pursuant to Dutch law or its articles of association.

   Voor zover de Verkrijgende Vennootschap reserves krachtens Nederlands recht of haar statuten moet aanhouden, zullen als gevolg van de Fusie de vrij uitkeerbare reserves van de Verkrijgende Vennootschap toenemen met het verschil tussen (i) de waarde van het vermogen van de Verdwijnende Vennootschap dat de Verkrijgende Vennootschap bij de Fusie zal verkrijgen en (ii) de gezamenlijke nominale waarde van de aandelen in het kapitaal van de Verkrijgende Vennootschap toegekend bij de Fusie vermeerderd met de reserves die de Verkrijgende Vennootschap krachtens Nederlands recht of haar statuten moet aanhouden.

10 Approval of the resolution to effect the Merger	10 Goedkeuring van het besluit tot Fusie
10.1 Acquiring Company	10.1 Verkrijgende Vennootschap
   The resolution to effect the Merger has to be adopted by the general meeting of shareholders or the board of directors of the Acquiring Company. The resolution to effect the Merger is not subject to the approval of any other corporate body of the Acquiring Company or governmental authority.

   Het besluit tot Fusie moet door de algemene vergadering van aandeelhouders of het bestuur van de Verkrijgende Vennootschap worden genomen. Het besluit tot Fusie is niet onderworpen aan de goedkeuring van enig ander orgaan van de Verkrijgende Vennootschap noch van enig overheidsorgaan.

10.2 Company Ceasing to Exist	10.2 Verdwijnende Vennootschap
   The resolution to effect the Merger has to be adopted by the general meeting of shareholders of the Company Ceasing to Exist. The resolution to effect the Merger is not subject to the approval of any other corporate body of the Company Ceasing to Exist or governmental authority.

   Het besluit tot Fusie moet door de algemene vergadering van aandeelhouders van de Verdwijnende Vennootschap worden genomen. Het besluit tot Fusie is niet onderworpen aan de goedkeuring van enig ander orgaan van de Verdwijnende Vennootschap noch van enig overheidsorgaan.

11 The exchange ratio of the shares. No cash payments	11 De ruilverhouding van de aandelen. Geen betalingen in contanten

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   The holders of common shares in the capital of the Company Ceasing to Exist (Company Ceasing to Exist Common Shares), will receive common shares in the capital of the Acquiring Company (Acquiring Company Common Shares) in accordance with an exchange ratio of one Acquiring Company Common Share for each Company Ceasing to Exist Common Share held by them at the Merger Effective Date, and the holders of special voting shares in the capital of the Company Ceasing to Exist (Company Ceasing to Exist Special Voting Shares), will receive special voting shares in the capital of the Acquiring Company (Acquiring Company Special Voting Shares) in accordance with an exchange ratio of one Acquiring Company Special Voting Share for each Company Ceasing to Exist Special Voting Share held by them at the Merger Effective Date (Exchange Ratio), provided that shares in the capital of the Company Ceasing to Exist which are held by or for the account of the Merging Companies will be cancelled pursuant to the provisions of Section 2:325 paragraph 4 DCC. The aggregate nominal value of the shares in the capital of the Acquiring Company to be issued in the Merger shall not exceed EUR 7.5 million.

   De houders van gewone aandelen in het kapitaal van de Verdwijnende Vennootschap (Verdwijnende Vennootschap Gewone Aandelen) zullen gewone aandelen in het kapitaal van de Verkrijgende Vennootschap verkrijgen (Verkrijgende Vennootschap Gewone Aandelen) in overeenstemming met een ruilverhouding van één Verkrijgende Vennootschap Gewoon Aandeel voor elk Verdwijnende Vennootschap Gewoon Aandeel door hen gehouden per de Fusie Effectieve Datum, en de houders van bijzondere stemrechtaandelen in het kapitaal van de Verdwijnende Vennootschap (Verdwijnende Vennootschap Bijzondere Stemrechtaandelen) zullen bijzondere stemrechtaandelen in het kapitaal van de Verkrijgende Vennootschap verkrijgen (Verkrijgende Vennootschap Bijzondere Stemrechtaandelen) in overeenstemming met een ruilverhouding van één Verkrijgende Vennootschap Bijzonder Stemrechtaandeel voor elk Verdwijnende Vennootschap Bijzonder Stemrechtaandeel door hen gehouden per de Fusie Effectieve Datum (Ruilverhouding), met dien verstande dat aandelen in het kapitaal van de Verdwijnende Vennootschap die worden gehouden door of namens de Fuserende Vennootschappen ingevolge artikel 2:325 lid 4 BW zullen worden ingetrokken. De gezamenlijke nominale waarde van de aandelen in het kapitaal van de Verkrijgende Vennootschap die worden uitgegeven bij de Fusie kan niet meer bedragen dan EUR 7,5 miljoen.

No cash payments shall be made pursuant to the Exchange Ratio in connection with the Merger.	Er zullen geen betalingen in contanten worden gedaan volgens de Ruilverhouding in verband met de Fusie.
12 Date as of which the shareholders of the Company Ceasing to Exist will share in the profits of the Acquiring Company	12 Datum waarop de aandeelhouders van de Verdwijnende Vennootschap zullen delen in de winst van de Verkrijgende Vennootschap

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   As of the Merger Effective Date, (i) each holder of Company Ceasing to Exist Common Shares will share in any distribution of profits by the Acquiring Company in proportion to the relevant participation in the aggregate issued and outstanding common share capital of the Acquiring Company to which holders of Acquiring Company Common Shares are entitled and (ii) each holder of Company Ceasing to Exist Special Voting Shares will share in any distribution of profits by the Acquiring Company in proportion to the relevant participation in the aggregate issued and outstanding special voting share capital of the Acquiring Company to which holders of Acquiring Company Special Voting Shares are entitled. No particular rights to dividends will be granted in connection with the Merger.

Per de Fusie Effectieve Datum, zal (i) elke houder van de Verkrijgende Vennootschap Gewone Aandelen delen in elke uitkering van winst door de Verkrijgende Vennootschap naar evenredigheid van het relevante gedeelte van het gehele geplaatste en uitstaande gewone aandelenkapitaal van de Verkrijgende Vennootschap waartoe de houders van Verkrijgende Vennootschap Gewone Aandelen gerechtigd zijn en (ii) elke houder van Verdwijnende Vennootschap Bijzondere Stemrechtaandelen delen in elke uitkering van winst door de Verkrijgende Vennootschap naar evenredigheid van het relevante gedeelte van het gehele geplaatste en uitstaande bijzondere stemrechtaandelenkapitaal waartoe de houders van Verkrijgende Vennootschap Bijzondere Stemrechtaandelen gerechtigd zijn. Geen bijzondere rechten op dividend worden toegekend in verband met de Fusie.

13 Shares to be cancelled pursuant to Section 2:325 paragraph 3 DCC	13 In te trekken aandelen ingevolge artikel 2:325 lid 3 BW
No shares in the capital of the Acquiring Company which are held by or for the account of the Merging Companies will be cancelled pursuant to the provisions of Section 2:325 paragraph 3 DCC.
   Geen aandelen in het kapitaal van de Verkrijgende Vennootschap die worden gehouden door of voor rekening van de Fuserende Vennootschappen zullen als gevolg van het bepaalde in artikel 2:325 lid 3 BW ingetrokken worden.

14 The consequences for holders of non-voting shares or shares without profit sharing rights	14 De gevolgen voor houders van stemrechtloze aandelen of winstrechtloze aandelen
Not applicable because the Company Ceasing to Exist does not have non-voting shares or shares without profit sharing rights in its capital.	Niet van toepassing aangezien de Verdwijnende Vennootschap geen stemrechtloze aandelen of winstrechtloze aandelen in haar kapitaal heeft.
15 The amount of compensation for a share pursuant to Section 2:330a DCC	15 Het bedrag van de schadevergoeding voor een aandeel ingevolge artikel 2:330a BW
Not applicable because the Company Ceasing to Exist does not have non-voting shares or shares without profit sharing rights in its capital.	Niet van toepassing aangezien de Verdwijnende Vennootschap geen stemrechtloze aandelen of winstrechtloze aandelen in haar kapitaal heeft.

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16 The maximum amount for which compensation may be requested pursuant to Section 2:330a DCC	16 Het maximumbedrag aan schadevergoeding dat kan worden verzocht ingevolge artikel 2:330a BW
Not applicable because the Company Ceasing to Exist does not have non-voting shares or shares without profit sharing rights in its capital.	Niet van toepassing aangezien de Verdwijnende Vennootschap geen stemrechtloze aandelen of winstrechtloze aandelen in haar kapitaal heeft.
17 Auditor’s statements	17 Accountantsverklaringen
   KPMG Accountants N.V. and Deloitte Accountants B.V. have each issued a statement as referred to in Section 2:328 paragraph 1 second sentence DCC. These statements are attached to this Merger proposal as Annex C1 and Annex C2 respectively.

   KPMG Accountants N.V. en Deloitte Accountants B.V. hebben elk een verklaring als bedoeld in artikel 2:328 lid 1 tweede volzin BW afgegeven. Deze verklaringen zijn als Bijlage C1 respectievelijk Bijlage C2 aan dit voorstel tot Fusie gehecht.

18 Interim financial statements	18 Tussentijdse vermogensopstellingen
   The interim financial statements of the Acquiring Company and the Company Ceasing to Exist as referred to in Section 2:313 paragraph 2 DCC are attached to this Merger proposal as Annex D1 and Annex D2 respectively.

   De tussentijdse vermogensopstelling van de Verkrijgende Vennootschap en de Verdwijnende Vennootschap als bedoeld in artikel 2:313 lid 2 BW zijn als Bijlage D1 respectievelijk Bijlage D2 aan dit voorstel tot Fusie gehecht.

19 Signing formalities and governing law	19 Ondertekeningsformaliteiten en toepasselijk recht
Pursuant to Section 2:312 DCC this Merger proposal will have to be signed by each member of the boards of directors of the Merging Companies.	Ingevolge artikel 2:312 BW moet dit voorstel tot Fusie ondertekend worden door elk lid van het bestuur van de Fuserende Vennootschappen.
   This Merger proposal is governed by, and interpreted in accordance with, Dutch law. In the event of a conflict between the Dutch and the English version of this Merger proposal, the Dutch version will prevail.

   Dit voorstel tot Fusie wordt beheerst door, en geïnterpreteerd in overeenstemming met, Nederlands recht. Ingeval van tegenstrijdigheid tussen de Nederlandse en de Engelse versie van dit voorstel tot Fusie, zal de Nederlandse versie voorgaan.

(signature pages follow)	(handtekeningenpagina volgt)

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SIGNATURE PAGE – HANDTEKENINGPAGINA
Board of directors of New Business Netherlands N.V.

____________________________________		____________________________________
Name:	Sergio Marchionne	Name:	Richard Palmer
Title:	director	Title:	director
____________________________________
Name:	Alessandro Gili
Title:	director
Board of directors of FE New N.V.

____________________________________		____________________________________
Name:	Alessandro Gili	Name:	Giorgio Fossati
Title:	executive director	Title:	executive director
____________________________________
Name:	Carlo Daneo
Title:	non-executive director

merger proposal – voorstel tot fusie

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ANNEX A
Current articles of association FE New N.V.

ANNEX B
Proposed articles of association FE New N.V.

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GMP/MvA/5155169/40064372
ARTICLES OF ASSOCIATION:

1.	Definitions

1.1	In these Articles of Association the following words shall have the following meanings:
accountant: a chartered accountant (registeraccountant) or other accountant referred to in Section 2:393 of the Dutch Civil Code, or an organisation in which such accountants work together;
Affiliate: with respect to any specified person, any other person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing;
board of directors: the board of directors of the company;
Change of Control: in respect of any shareholder that is not an individual, any direct or indirect transfer in one or a series of related transactions as a result of which (i) a majority of the voting rights of such shareholder, (ii) the de facto ability to direct the casting of a majority of the votes exercisable at general meetings of shareholders of such shareholder and/or (iii) the ability to appoint or remove a majority of the directors, executive directors or board members or executive officers of such shareholder or to direct the casting of a majority or more of the voting rights at meetings of the board of directors, governing body or executive committee of such shareholder has been transferred to a new owner, provided that no change of control shall be deemed to have occurred if (a) the transfer of ownership and/or control is an intragroup transfer under the same parent company, (b) the transfer of ownership and/or control is the result of the succession or the liquidation of assets between spouses or the inheritance, inter vivo donation or other transfer to a spouse or a relative up to and including the fourth degree or (c) the fair market value of the Qualifying Common Shares held by such shareholder represents less than twenty percent (20%) of the total assets of the Transferred Group at the time of the transfer and the Qualifying Common Shares held by such shareholder, in the sole judgment of the company, are not otherwise material to the Transferred Group or the Change of Control transaction;
common share: a common share in the share capital of the company;
Demerger: the statutory demerger (afsplitsing) of assets of FE Interim B.V., a private limited liability company under Dutch law, having its official seat in Amsterdam, the Netherlands, registered with the Dutch trade register under number 64060438, to the company;
director: a member of the board of directors;
electing common shares: common shares registered in the Loyalty Register for the purpose of becoming Qualifying Common Shares;
general meeting of shareholders: the body of the company consisting of shareholders entitled to vote, together with usufructuaries and pledgees to whom voting rights attributable to shares accrue or a meeting of shareholders and other persons entitled to attend meetings of shareholders (as the case may be);

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in writing: by letter, by telecopier, by e-mail, or by a legible and reproducible message otherwise sent (including electronically), provided that the identity of the sender can be reasonably established;
Initial Allocation Procedures: the procedures pursuant to which Initial Qualifying Shareholders are given the opportunity to opt for an initial allocation of special voting shares;
Initial Qualifying Shareholders: (a) shareholders who received special voting shares pursuant to the Demerger and (b) shareholders who received special voting shares pursuant to the Merger;
group company: a group company as referred to in Section 2:24b of the Dutch Civil Code;
Loyalty Register: the register kept by or on behalf of the company for the registration of any Qualifying Common Shares and any electing common shares;
Loyalty Transferee: (i) with respect to any shareholder that is not an individual, any Affiliate of such shareholder (including any successor of such shareholder) that is beneficially owned in substantially the same manner (including percentage) as the beneficial ownership of the transferring shareholder or the beneficiary company as part of a statutory demerger (splitsing) of such shareholder and (ii) with respect to any shareholder that is an individual, any transferee of common shares following succession or the liquidation of assets between spouses or the inheritance, inter vivo donation or other transfer to a spouse or a relative up to and including the fourth degree;
Merger: the statutory merger (fusie) of New Business Netherlands N.V. (to be renamed Ferrari N.V.), a public company under Dutch law, having its official seat in Amsterdam, the Netherlands, registered with the Dutch trade register under number 57991561, with and into the company;
person: any individual (natuurlijk persoon), firm, legal entity (in whatever form and wherever formed or incorporated), governmental entity, joint venture, association or partnership;
Qualifying Common Shares: with respect to any shareholder, (i) the number of common shares that has, pursuant to the Initial Allocation Procedures, been allocated to such shareholder and registered in the Loyalty Register and continue to be so registered in the name of such shareholder or its Loyalty Transferee(s) and (ii) the number of electing common shares that has for an uninterrupted period of at least three (3) years, been registered in the Loyalty Register in the name of such shareholder or its Loyalty Transferee(s) and continue to be so registered. For the avoidance of doubt, it is not necessary that specific common shares satisfy the requirements as referred to under (i) and (ii) in order for a number of common shares to qualify as Qualifying Common Shares; accordingly, it is permissible for common shares to be substituted into the Loyalty Register for different common shares without affecting the total number of Qualifying Common Shares or the total number of common shares that would become Qualifying Common Shares after an uninterrupted period of at least three (3) years after registration in the Loyalty Register, held by the shareholder or its Loyalty Transferee(s);
Qualifying Shareholder: a holder of one or more Qualifying Common Shares;
Record Date: has the meaning assigned thereto in Article 19.12;
share: a share in the share capital of the company; unless the contrary is apparent, this shall include each common share and each special voting share;

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shareholder: a holder of one or more shares; unless the contrary is apparent, this shall include each holder of common shares and/or special voting shares;
special voting share: a special voting share in the share capital of the company;
subsidiary: a subsidiary of the company as referred to in Section 2:24a of the Dutch Civil Code;
Transferred Group: the relevant shareholder together with its Affiliates, if any, over which control was transferred as part of the same change of control transaction within the meaning of the definition of Change of Control.

1.2	References to Articles shall be deemed to refer to articles of these Articles of Association, unless the contrary is apparent.

2.	Name and corporate seat

2.1	The name of the company is: Ferrari N.V.

2.2	The company has its corporate seat in Amsterdam, the Netherlands.

3.	Objects

3.1
The objects for which the company is established are to carry on, either directly or through wholly or partially-owned companies and entities, activities relating in whole or in any part to passenger and commercial vehicles, transport, mechanical engineering, energy, engines, capital machinery and equipment and related goods and propulsion, as well as any other manufacturing, commercial, financial or service activity.

3.2	Within the scope and for the achievement of the purposes mentioned in Article 3.1, the company may:

(a)
operate in, among other areas, the mechanical, electrical, electro mechanical, thermo mechanical, electronic, nuclear, chemical, mining, steel and metallurgical industries, as well as in telecommunications, civil, industrial and agricultural engineering, publishing, information services, tourism and other service industries;

(b)
acquire shareholdings and interests in companies and enterprises of any kind or form and purchase, sell or place shares, debentures, bonds, promissory notes or other securities or evidence of indebtedness;

(c)	provide financing to companies and entities it wholly or partially owns and carry on the technical, commercial, financial and administrative coordination of their activities;

(d)
provide or arrange for the provision (including through partially owned entities) of financing for distributors, dealers, retail customers, vendors and other business partners and carry on the technical, commercial, financial and administrative coordination of their activities;

(e)
purchase or otherwise acquire, on its own behalf or on behalf of companies and entities it wholly or partially owns, the ownership or right of use of intangible assets providing them for use by those companies and entities;

(f)	promote and ensure the performance of research and development activities, as well as the use and exploitation of the results thereof;

(g)
undertake, on its own behalf or on behalf of companies and entities it wholly or partially owns, any investment, real estate, financial, commercial, or partnership transaction whatsoever, including the assumption of loans and financing in general and the granting to third parties of endorsements, surety ships and other guarantees, including real security; and

(h)	undertake and perform any management or support services or any other activity ancillary, preparatory or complementary to any of the above.

4.	Share capital and shares

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4.1
The authorized share capital of the company amounts to seven million five hundred thousand euro (EUR 7,500,000), divided into three hundred seventy-five million (375,000,000) common shares and three hundred seventy-five million (375,000,000) special voting shares with a nominal value of one eurocent (EUR 0.01) each.

4.2
When shares are subscribed for, the par value thereof and, if the shares are subscribed at a higher amount, the difference between such amounts, shall be paid-up, without prejudice to the provision of Section 2:80 paragraph 2 of the Dutch Civil Code. Where shares of a particular class are subscribed at a higher amount than the nominal value, the difference between such amounts shall be carried to the share premium reserve of that class of shares.

4.3
Upon the establishment of a right of pledge on a common share or the creation or transfer of a right of usufruct on a common share, the right to vote may be vested in the pledgee or the usufructuary, with due observance of the relevant provisions of Dutch law.

4.4
Both the holder of one or more common shares without voting right and the pledgee or usufructuary of one or more common shares with voting right shall have the rights conferred by law upon holders of depositary receipts issued with a company’s cooperation for shares in its share capital.

4.5	No right of pledge may be established on a special voting share.

4.6	The voting rights attributable to a special voting share may not be assigned to the usufructuary.

4.7
The usufructuary of one or more special voting shares shall not have the rights conferred by law upon holders of depositary receipts issued with a company's cooperation for shares in its share capital.

4.8
The company may cooperate in the issuance of registered depositary receipts for common shares, but only pursuant to a resolution to that effect of the board of directors. Each holder of such depositary receipts shall have the rights conferred by law or by the applicable depositary agreement upon holders of depositary receipts issued with a company’s cooperation for shares in its share capital.

5.	Holding requirement in respect of special voting shares

5.1
Special voting shares may only be held by a Qualifying Shareholder and the company itself. A Qualifying Shareholder may hold no more than one (1) special voting share for each Qualifying Common Share held by such shareholder. Other than as provided in the Articles 8.8 and 8.9, there shall be no limit on the number of special voting shares that may be held by the company.

5.2
Subject to a prior resolution of the board of directors, which may set certain terms and conditions, the holder of one (1) or more Qualifying Common Shares will be eligible to hold one (1) special voting share for each such Qualifying Common Share.

5.3
In the event of a Change of Control in respect of a Qualifying Shareholder or in the event that a Qualifying Shareholder requests that some or all of its Qualifying Common Shares be de-registered from the Loyalty Register in accordance with Article 11.3, or transfers some or all of its Qualifying Common Shares to any other party (other than a Loyalty Transferee):

(a)
a corresponding number of Qualifying Common Shares of such shareholder shall be de-registered from the Loyalty Register with immediate effect and as a consequence shall no longer qualify as Qualifying Common Shares;

(b)
such shareholder shall be obliged to immediately offer and transfer a number of special voting shares equal to the number of Qualifying Common Shares referred to in Article 5.3 (a) to the company and any and all voting rights attached to such special voting shares will be suspended with immediate effect.

5.4	In the event of a Change of Control in respect of a shareholder who is registered in the Loyalty Register but is not yet a Qualifying Shareholder with respect to one or more of its common

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shares, a corresponding number of common shares of such shareholder shall be de-registered from the Loyalty Register with immediate effect.

5.5
In respect of special voting shares offered to the company pursuant to Article 5.3, the offering shareholder and the company shall determine the purchase price by mutual agreement. If they do not reach agreement on the purchase price, the purchase price shall be determined by one or more accountants appointed jointly by them. If they do not reach agreement on the accountant or accountants, as the case may be, the price shall be determined by three accountants, one to be appointed by the offering shareholder, one to be appointed by the company and the third one to be appointed jointly by the accountants thus appointed. The appointed accountants shall be authorized to inspect all books and records of the company and to obtain all such information as will be useful to them determining the price.

6.	Issuance of shares

6.1
The general meeting of shareholders or alternatively the board of directors, if it has previously been designated to do so by the general meeting of shareholders, shall have authority to resolve on any issuance of shares. The general meeting of shareholders shall, for as long as any such designation of the board of directors for this purpose is in force, no longer have authority to decide on the issuance of shares. For a period of five (5) years from [the ● day of ● two thousand fifteen – effective date articles of association], the board of directors shall irrevocably be authorized to issue shares up to the maximum aggregate amount of shares as provided for in the company’s authorized share capital as set out in Article 4.1, as amended from time to time.

6.2
The general meeting of shareholders or the board of directors if so designated in accordance with Article 6.1, shall decide on the price and the further terms and conditions of issuance, with due observance of what is required in relation thereto in the law and in these Articles of Association.

6.3
If the board of directors is designated to have authority to decide on the issuance of shares by the general meeting of shareholders, such designation shall specify the class of shares and the maximum number of shares that can be issued under such designation. When making such designation the duration thereof, which shall not be for more than five (5) years, shall be resolved upon at the same time. The designation may be extended from time to time for periods not exceeding five (5) years from the date of such extension. The designation may not be withdrawn unless otherwise provided in the resolution in which the designation is made.

6.4
Within eight (8) days after the passing of a resolution of the general meeting of shareholders to issue shares or to designate the board of directors as provided in Article 6.1, the company shall deposit the complete text of such resolution at the office of the Dutch trade register. Within eight (8) days after the end of each quarter of the financial year, the company shall notify the Dutch trade register of each issuance of shares which occurred during such quarter. Such notification shall state the number of shares issued and their class. Failure to duly make such notification shall neither affect the authority of the general meeting of shareholders or the board of directors to issue shares nor the validity of the shares issued.

6.5
What has been provided in the Articles 6.1 up to and including 6.4 shall mutatis mutandis be applicable to the granting of rights to subscribe for shares, but shall not be applicable to the issuance of shares to persons exercising a previously granted right to subscribe for shares.

6.6
Payment for shares shall be made in cash unless another form of contribution has been agreed. Payment in a currency other than euro may only be made with the consent of the company. Payment in a currency other than euro will discharge the obligation to pay up the nominal value to the extent that the amount paid can be freely exchanged into an amount in euro equal to the nominal value of the relevant shares. The rate of exchange on the day of payment will

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be decisive, unless the company requires payment against the rate of exchange on a specified date which is not more than two (2) months before the last day on which payment for such shares is required to be made, provided that such shares will be admitted to trading on a regulated market or multilateral trading facility as referred to in Section 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht) or a regulated market or multilateral trading facility of a state, which is not a European Union member state, which is comparable thereto.

6.7	The board of directors is expressly authorized to enter into the legal acts referred to in Section 2:94 of the Dutch Civil Code, without the prior consent of the general meeting of shareholders.

7.	Right of pre-emption

7.1
Subject to Article 7.9 and the remainder of this Article 7, in the event of an issuance of common shares, every holder of common shares shall have a right of pre-emption with regard to the common shares to be issued in proportion to the aggregate nominal value of his common shares, provided however that no such right of pre-emption shall exist in respect of shares to be issued to employees of the company or of a group company pursuant to any option plan of the company.

7.2	A shareholder shall have no right of pre-emption for shares that are issued against a non-cash contribution.

7.3	In the event of an issuance of special voting shares to Qualifying Shareholders, shareholders shall not have any right of pre-emption.

7.4
The general meeting of shareholders or the board of directors, as the case may be, shall decide when passing the resolution to issue shares in which manner the shares shall be issued and, to the extent that rights of pre-emption apply, within what period those rights may be exercised.

7.5
The company shall give notice of an issuance of shares that is subject to a right of pre-emption and of the period during which such right may be exercised by announcement in the Dutch State Gazette and in a nationally distributed newspaper.

7.6	The right of pre-emption may be exercised during a period of at least two (2) weeks after the announcement in the Dutch State Gazette.

7.7
Subject to Article 7.9, the right of pre-emption may be limited or excluded by a resolution of the general meeting of shareholders or a resolution of the board of directors if the board of directors has been designated to do so by the general meeting of shareholders and provided the board of directors has also been authorized to resolve on the issuance of shares. In the proposal to the general meeting of shareholders to limit or exclude pre-emption rights the reasons for the proposal and a substantiation of the proposed issuance price shall be explained in writing. With respect to designation of the board of directors the provisions of the last three sentences of Article 6.3 shall apply mutatis mutandis.

7.8
For a resolution of the general meeting of shareholders to limit or exclude the right of pre-emption or to designate the board of directors as authorized to do so, a simple majority of the votes cast is required to approve such resolution, provided, however, that if less than one half of the issued share capital is represented at the meeting, then a majority of at least two thirds of the votes cast is required to adopt such resolution. Within eight (8) days from the resolution the company shall deposit a complete text thereof at the office of the Dutch trade register.

7.9
For a period of five (5) years from [the ● day of ● two thousand fifteen – effective date articles of association], the board of directors shall irrevocably be authorized to limit or exclude the right of pre-emption as set out in this Article 7 (including Article 7.10).

7.10	When rights are granted to subscribe for common shares the shareholders shall also have a right of pre-emption with respect to such rights; what has been provided hereinbefore in this

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Article 7 shall apply mutatis mutandis. Shareholders shall have no right of pre-emption in respect of shares that are issued to anyone who exercises a previously acquired right.

8.	Acquisition by the company of shares in its own share capital

8.1	The company shall at all times have the authority to acquire fully paid-up shares in its own share capital, provided that such acquisition is made for no consideration (om niet).

8.2	The company shall also have authority to acquire fully paid-up shares in its own share capital or depositary receipts thereof for consideration, if:

(a)
the general meeting of shareholders has authorized the board of directors to make such acquisition – which authorization shall be valid for no more than eighteen (18) months and has specified the number of shares which may be acquired, the manner in which they may be acquired and the (criteria to establish the) limits within which the price must be set;

(b)
the company's equity, after deduction of the acquisition price of the relevant shares, is not less than the sum of the paid-in and called up portions of the share capital and the reserves that have to be maintained pursuant to Dutch law and these Articles of Association; and

(c)
the aggregate nominal value of the shares to be acquired and the shares in its share capital the company already holds, holds as pledgee or are held by a subsidiary, does not amount to more than one half of the issued share capital.

8.3
The company's equity as shown in the last confirmed and adopted balance sheet, after deduction of the acquisition price for shares in the share capital of the company, the amount of the loans as referred to in Section 2:98c of the Dutch Civil Code and distributions from profits or reserves to any other persons that became due by the company and its subsidiaries after the date of the balance sheet, shall be decisive for purposes of Article 8.2 subs (b) and (c). If more than six (6) months have elapsed since the end of a financial year without the annual accounts having been adopted, an acquisition in accordance with Article 8.2 shall not be allowed until such time as the annual accounts shall be adopted.

8.4
No authorization shall be required if the company acquires its own shares for the purpose of transferring the same to employees of the company or a group company under a scheme applicable to such employees. Such own shares must be officially listed on a price list of a stock exchange.

8.5	The Articles 8.1 and 8.2 shall not apply to shares which the company acquires under universal title of succession (algemene titel).

8.6	Any acquisition by the company of shares that have not been fully paid up shall be void.

8.7	Any disposal of shares held by the company will require a resolution of the board of directors. Such resolution shall also stipulate any conditions of the disposal.

8.8
The company may, jointly with its subsidiaries, hold shares in its own capital exceeding one-tenth of its issued capital for no more than three years after acquisition of shares for no consideration or under universal title of succession. Any shares held by the company in excess of the amount permitted shall transfer to the directors jointly at the end of the last day of such three year period. Each director shall be jointly and severally liable to compensate the company for the value of the shares at such time, with interest at the statutory rate thereon from such time. For the purpose of this Article 8.8 the term shares shall include depositary receipts for shares and shares in respect of which the company holds a right of pledge.

8.9
Article 8.8 shall apply correspondingly to shares and depositary receipt for shares acquired by the company in accordance with Article 8.4 without the authorization of the general meeting of shareholders and held by the company for more than one year after acquisition thereof.

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9.	Reduction of the issued share capital

9.1
The general meeting of shareholders shall have the authority to pass a resolution to reduce the issued share capital (i) by the cancellation of shares and/or (ii) by reducing the nominal value of the shares by means of an amendment to these Articles of Association. The shares to which such resolution relates shall be stated in the resolution and it shall also be stated therein how the resolution shall be implemented.

9.2	A resolution to cancel shares may only relate to shares held by the company itself in its own share capital.

9.3	Any reduction of the nominal value of the shares without repayment must be made pro rata on all shares of the same class.

9.4
A partial repayment on shares shall only be allowed in implementation of a resolution to reduce the nominal value of the shares. Such a repayment must be made in respect of all shares of the same class on a pro rata basis, or in respect of the special voting shares only. The pro rata requirement may be waived with the consent of all the shareholders of the affected class.

9.5
A resolution to reduce the share capital shall require a simple majority of the votes cast in a general meeting of shareholders, provided, however, that such resolution shall require a majority of at least two-thirds of the votes cast in a general meeting of shareholders if less than one half of the issued capital is represented at the meeting.

9.6
The notice convening a general meeting of shareholders at which a resolution to reduce the share capital is to be passed shall state the purpose of the reduction of the share capital and the manner in which effect is to be given thereto. Section 2:123 paragraphs 1 and 2 of the Dutch Civil Code shall apply mutatis mutandis.

9.7
The company shall deposit the resolutions referred to in Article 9.1 at the office of the Dutch trade register and shall publish a notice of such deposit in a nationally distributed daily newspaper; what has been provided in Section 2:100 paragraphs 2 up to and including 6 of the Dutch Civil Code shall be applicable to the company.

10.	Shares and share certificates

10.1	The shares shall be registered shares and they shall for each class be numbered as the board of directors shall determine.

10.2
The board of directors may resolve that, at the request of the shareholder, share certificates shall be issued in respect of shares in such denominations as the board of directors shall determine, which certificates are exchangeable at the request of the shareholder.

10.3	Share certificates shall not be provided with dividend coupons or a talon.

10.4	Each share certificate carries the number(s), if any, of the share(s) in respect of which they were issued.

10.5	The exchange referred to in Article 10.2 shall be free of charge.

10.6	Share certificates shall be signed by a director. The board of directors may resolve that the signature shall be replaced by a facsimile signature.

10.7
The board of directors may determine that for the purpose of trading and transfer of shares at a foreign stock exchange, share certificates shall be issued in such form as shall comply with the requirements of such foreign stock exchange.

10.8
On a request in writing by the party concerned and upon provision of satisfactory evidence as to title, replacement share certificates may be issued in respect of share certificates which have been mislaid, stolen or damaged, on such conditions, including, without limitation, the provision of indemnity to the company as the board of directors shall determine.

10.9
The costs of the issuance of replacement share certificates may be charged to the applicant. As a result of the issuance of replacement share certificates the original share certificates will become void and the company will have no further obligation with respect to such original

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share certificates. Replacement share certificates will bear the numbers of the documents they replace.

11.	Register of shareholders and Loyalty Register

11.1
The board of directors shall appoint a registrar who shall keep a register of shareholders in which the name and address of each shareholder shall be entered, the number and class of shares held by each of them, and, in so far as applicable, the further particulars referred to in Section 2:85 of the Dutch Civil Code.

11.2
The registrar shall be authorized to keep the register of shareholders in an electronic form and to keep a part of the register of shareholders outside the Netherlands if required to comply with applicable foreign legislation or the rules of a stock exchange where the shares are listed.

11.3	The board of directors shall determine the form and contents of the register of shareholders with due observance of the provisions of Articles 11.1 and 11.2 and Section 2:85 of the Dutch Civil Code.

11.4
The registrar shall separately administer a Loyalty Register which does not form part of the company’s register of shareholders. The registrar shall enter in the Loyalty Register the name and address of shareholders who have requested the board of directors to be registered in such register in order to become eligible to acquire special voting shares, recording the entry date and number and amount of common shares in respect of which the relevant request was made.

11.5	A holder of common shares that are included in the Loyalty Register may at any time request to de-register from the Loyalty Register some or all of its common shares included therein.

11.6	The register of shareholders and Loyalty Register shall be kept up to date regularly.

11.7
Upon request and free of charge, the registrar shall provide shareholders and those who have a right of usufruct or pledge in respect of such shares with an extract from the register of shareholders and Loyalty Register in respect of their registration.

11.8
The registrar shall be authorized to disclose information and data contained in the register of shareholders and Loyalty Register and/or have the same inspected to the extent that this is requested to comply with applicable legislation or rules of a stock exchange where the shares are listed from time to time.

12.	Transfer of shares

12.1
The transfer of shares or of a restricted right thereto shall require an instrument intended for such purpose and, save when the company itself is a party to such legal act, the written acknowledgement by the company of the transfer. The acknowledgement shall be made in the instrument or by a dated statement on the instrument or on a copy or extract thereof mentioning the acknowledgement signed as a true copy by the notary or the transferor, or in the manner referred to in Article 12.2. Service of such instrument or such copy or extract on the company shall be considered to have the same effect as an acknowledgement.

12.2	If a share certificate has been issued for a share the surrender to the company of the share certificate shall also be required for such transfer.
The company may acknowledge the transfer by making an annotation on such share certificate as proof of the acknowledgement or by replacing the surrendered certificate by a new share certificate registered in the name of the transferee.

13.	Blocking Clause in respect of special voting shares

13.1	Common shares are freely transferable. A transfer of special voting shares other than pursuant to Article 5.3 may only be effected with due observance of Articles 5.1 and 13.

13.2	A shareholder who wishes to transfer one or more special voting shares shall require the approval of the board of directors.

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13.3
If the board of directors grants the approval, or if approval is deemed to have been granted as provided for in Article 13.4, the transfer must be effected within three (3) months of the date of such approval or deemed approval.

13.4
If the board of directors does not grant the approval, then the board of directors should at the same time provide the requesting shareholder with the names of one or more prospective purchasers who are prepared to purchase all the special voting shares referred to in the request for approval, against payment in cash. If the board of directors does not grant the approval but at the same time fails to designate prospective purchasers, then approval shall be deemed to have been granted. The approval shall likewise be deemed granted if the board of directors has not made a decision in respect of the request for approval within six (6) weeks upon receipt of such request.

13.5
The requesting shareholder and the prospective purchaser accepted by him shall determine the purchase price referred to in Article 13.4 by mutual agreement. If they do not reach agreement on the purchase price, Article 5.5 shall apply mutatis mutandis.

14.	Board of directors

14.1
The company shall have a board of directors, consisting of three (3) or more directors, comprising both directors having responsibility for the day-to-day management of the company (executive directors) and directors not having such day-to-day responsibility (non-executive directors). The board of directors as a whole will be responsible for the strategy of the company. The majority of the directors shall consist of non-executive directors.

14.2	Subject to Article 14.1, the board of directors shall determine the number of directors.

14.3
The general meeting of shareholders shall appoint the directors and shall at all times have power to suspend or to dismiss any director. Upon appointment the general meeting of shareholders shall determine whether a director is an executive director or a non-executive director. The term of office of directors will be for a period of approximately one year after appointment, such period expiring on the day the first annual general meeting of shareholders is held in the following calendar year at the end of the relevant meeting. If as a result of resignations or other reasons the majority of the directors elected by shareholders is no longer in office, a general meeting of shareholders will be convened on an urgent basis by the directors still in office for the purpose of electing a new board of directors. In such case, the term of office of all directors in office that are not reappointed at that general meeting of shareholders will be deemed to have expired at the end of the relevant meeting. Each director may be reappointed for an unlimited number of terms.

14.4
The company shall have a policy in respect of the remuneration of the directors. Such remuneration policy shall be adopted by the general meeting of shareholders. The remuneration policy shall at a minimum address the matters referred to in Section 2:383 (c) to (e) of the Dutch Civil Code, to the extent they relate to the board of directors.

14.5
With due observation of the remuneration policy referred to in Article 14.4 and the provisions of law, including those in respect of allocation of responsibilities between executive and non-executive directors, the board of directors may determine the remuneration for the directors in respect of the performance of their duties, provided that nothing herein contained shall preclude any directors from serving the company or any subsidiary or related company thereof in any other capacity and receiving compensation therefor and provided further that the executive directors may not participate in the decision-making regarding the determination of the remuneration for the executive directors.

14.6	The board of directors shall submit to the general meeting of shareholders for its approval plans to award shares or the right to subscribe for shares. The plans shall at least set out the

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number of shares and rights to subscribe for shares that may be awarded to the board of directors and the criteria that shall apply to the award or any change thereto.

14.7	Failure to obtain the approval of the general meeting of shareholders required under Article 14.6 shall not affect the powers of representation of the board of directors.

14.8
The company shall not grant its directors any personal loans, guarantees or the like other than in the normal course of business, as regards executive directors on terms applicable to the personnel as a whole, and after approval of the board of directors.

15.	Management, regulations and decision-making

15.1	The board of directors shall exercise its duties, including the oversight of the company, subject to the limitations contained in these Articles of Association.

15.2
The chairman of the board of directors as referred to by law shall be a non-executive director and shall have the title Chair. The board of directors may grant other titles to the directors. The board of directors may furthermore appoint or delegate the appointment of a Secretary, who need not be selected from among its members.

The board of directors shall draw up board regulations to deal with matters that concern the board of directors internally.

15.3	The regulations shall include an allocation of tasks amongst the executive directors and non-executive directors and may provide for general or specific delegation of powers.
The regulations shall contain provisions concerning the manner in which meetings of the board of directors are called and held, including the decision-making process. Subject to Article 2.3, these regulations may provide that meetings may be held by telephone conference or video conference, provided that all participating directors can follow the proceedings and participate in real time discussion of the items on the agenda.

15.4
The board of directors may determine that one or more directors can lawfully adopt resolutions (rechtsgeldig besluiten) concerning matters belonging to his or their duties within the meaning of Section 2:129a paragraph 3 of the Dutch Civil Code. Any directors that adopt any resolutions within the meaning of this provision will have to inform the other directors thereof within a reasonable time.

15.5	The board of directors can only adopt valid resolutions when the majority of the directors in office shall be present or represented at the meeting of the board of directors.

15.6	A director may be represented by a co-director if authorized in writing; provided that a director may not act as proxy for more than one co-director.

15.7
All resolutions shall be adopted by the favorable vote of the majority of the directors present or represented at the meeting, provided that the regulations may contain specific provisions in this respect. Each director shall have one (1) vote.

15.8
The board of directors shall be authorized to adopt resolutions without convening a meeting if all directors shall have expressed their opinions in writing, unless one or more directors shall object in writing to the resolution being adopted in this way prior to the adoption of the resolution.

15.9	The board of directors shall require the approval of the general meeting of shareholders for resolutions concerning an important change in the company's identity or character, including in any case:

(a)	the transfer to a third party of the business of the company or practically the entire business of the company;

(b)
the entry into or breaking off of any long-term cooperation of the company or a subsidiary with another legal entity or company or as a fully liable partner of a general partnership or limited partnership, where such entry or breaking off is of far-reaching importance to the company;

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(c)
the acquisition or disposal by the company or a subsidiary of an interest in the share capital of a company with a value of at least one/third of the company's assets according to the consolidated balance sheet with explanatory notes included in the last adopted annual accounts of the company.

15.10	Failure to obtain the approval required under Article 15.9 shall not affect the powers of representation of the board of directors.

15.11
In the event of receipt by the board of directors of a third party offer to acquire a business or one or more subsidiaries for an amount in excess of the threshold referred to in Article 15.9 sub (c), the board of directors shall, if and when such bid is made public, at its earliest convenience or otherwise in compliance with applicable law issue a public position statement in respect of such offer.

15.12
If the office(s) of one or more directors be vacated or if one or more directors be otherwise unavailable, the remaining directors or the remaining director shall have the full power of the board of directors without interruption, provided however that in such event the board of directors shall have power to designate one or more persons to temporarily assist the remaining director(s) to manage the company. If the offices of all directors be vacated or if all directors be otherwise unable to act, the management shall temporarily be vested in the person or persons whom the general meeting of shareholders shall appoint for that purpose.

15.13
A director shall not participate in deliberations and the decision-making process in the event of a direct or indirect personal conflict of interest between that director and the company and the enterprise connected with it. If there is such personal conflict of interest in respect of all directors, the preceding sentence does not apply and the board of directors shall maintain its authority, subject to the approval of the general meeting of shareholders.

16.	Committees

16.1	The board of directors shall have power to appoint any committees, composed of directors and officers of the company and of group companies.

16.2
The board of directors shall determine the specific functions, tasks and procedures, as well as the duration of any of the committees referred to in this Article 16. For the avoidance of doubt, as such committees act on the basis of delegation of certain responsibilities of the board of directors, the board of directors shall remain fully responsible for the actions undertaken by such committees and may withdraw the delegation of powers to such committees in its discretion.

17.	Representation

17.1	The general authority to represent the company shall be vested in the board of directors and the Chief Executive Officer.

17.2
The board of directors or the Chief Executive Officer may also confer authority to represent the company, jointly or severally, to one or more individuals (procuratiehouders) who would thereby be granted powers of representation with respect to such acts or categories of acts as the board of directors or the Chief Executive Officer may determine and shall notify to the Dutch trade register. Such authority may be revoked provided that any authority conferred by the board of directors may be revoked only by the board of directors.

18.	Indemnity

18.1
The company shall indemnify any and all of its directors, officers, former directors, former officers and any person who may have served at its request as a director or officer of another company in which it owns shares or of which it is a creditor, who were or are made a party or are threatened to be made a party to or are involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (each a Proceeding), or any appeal in such a Proceeding or any inquiry or investigation that

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could lead to such a Proceeding, against any and all liabilities, damages, reasonable and documented expenses (including reasonably incurred and substantiated attorneys’ fees), financial effects of judgments, fines, penalties (including excise and similar taxes and punitive damages) and amounts paid in settlement in connection with such Proceeding by any of them. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled otherwise.

18.2
Indemnification under this Article 18 shall continue as to any person who has ceased to serve in the capacity which initially entitled such person to indemnity under Article 18.1 related to and arising from such person's activities while acting in such capacity. No amendment, modification or repeal of this Article 18 shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any such amendment, modification or repeal.

18.3
Notwithstanding Article 18.1 hereof, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall be adjudged to be liable for gross negligence or wilful misconduct in the performance of such person’s duty to the company.

18.4
The right to indemnification conferred in this Article 18 shall include a right to be paid or reimbursed by the company for any and all reasonable and documented expenses incurred by any person entitled to be indemnified under this Article 18 who was, or is threatened, to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to such person's ultimate entitlement to indemnification; provided, however, that such person shall undertake to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified under this Article 18.

19.	General meeting of shareholders

19.1	At least one (1) general meeting of shareholders shall be held every year, which meeting shall be held within six (6) months after the close of the financial year.

19.2
Furthermore, general meetings of shareholders shall be held in the case referred to in Section 2:108a of the Dutch Civil Code and as often as the board of directors, the Chairman or Chief Executive Officer deems it necessary to hold them, without prejudice to what has been provided in Article 19.3.

19.3
Shareholders solely or jointly representing at least ten percent (10%) of the issued share capital may request the board of directors, in writing, to call a general meeting of shareholders, stating the matters to be dealt with.

If the board of directors fails to call a meeting, then such shareholders may, on their application, be authorized by the interim provisions judge of the court (voorzieningenrechter van de rechtbank) to convene a general meeting of shareholders. The interim provisions judge shall reject the application if he is not satisfied that the applicants have previously requested the board of directors in writing, stating the exact subjects to be discussed, to convene a general meeting of shareholders.

19.4
General meetings of shareholders shall be held in Amsterdam or Haarlemmermeer (Schiphol Airport), the Netherlands, and shall be called by the board of directors, the Chairman or Chief Executive Officer of the board of directors, in such manner as is required to comply with the law and the applicable stock exchange regulations, in accordance with Section 2:115 of the Dutch Civil Code, no later than on the fifteenth day before the day of the meeting, or if shares of the company or depositary receipts issued with the cooperation of the company have been admitted to trading on a regulated market as referred to in Section 1:1 of the Act on financial

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supervision (Wet op het financieel toezicht), no later than on the forty-second day before the day of the meeting.

19.5
All convocations of general meetings of shareholders and all announcements, notifications and communications to shareholders and other persons entitled to attend the meeting shall be made by means of an announcement on the company’s corporate website and such announcement shall remain accessible until the relevant general meeting of shareholders. Any communication to be addressed to the general meeting of shareholders by virtue of law or these Articles of Association, may be either included in the notice, referred to in the preceding sentence or, to the extent provided for in such notice, on the company’s corporate website and/or in a document made available for inspection at the office of the company and such other place(s) as the board of directors shall determine.

19.6
In addition to Article 19.5, convocations of general meetings of shareholders may be sent to shareholders and other persons entitled to attend the meeting through the use of an electronic means of communication to the address provided by such shareholders and other persons to the company for this purpose.

19.7	The notice shall state the place, date and hour of the meeting and the agenda of the meeting as well as the other data required by law.

19.8
An item proposed in writing by such number of shareholders and other persons entitled to attend the meeting who, by law, are entitled to make such proposal, shall be included in the notice or shall be announced in a manner similar to the announcement of the notice, provided that the company has received the relevant request or a proposed resolution, including the reasons for putting the relevant item on the agenda, no later than on the sixtieth day before the day of the meeting.

19.9	The agenda of the annual general meeting of shareholders shall contain, inter alia, the following items:

(a)	the implementation of the remuneration policy;

(b)	adoption of the annual accounts;

(c)	granting of discharge to the directors in respect of the performance of their duties in the relevant financial year;

(d)	the appointment of directors;

(e)	the policy of the company on additions to reserves and on dividends, if any;

(f)	if, applicable, the proposal to pay a dividend;

(g)	if applicable, discussion of any substantial change in the corporate governance structure of the company; and

(h)	any matters decided upon by the person(s) convening the meeting and any matters placed on the agenda with due observance of Article 19.8.

19.10
The board of directors shall provide the general meeting of shareholders with all requested information, unless this would be contrary to an overriding interest of the company. If the board of directors invokes an overriding interest, it must give reasons.

19.11
If a right of approval is granted to the general meeting of shareholders by law or these Articles of Association (for instance as referred to in Article 14.6 and Article 15.9) or the board of directors requests a delegation of powers or authorization (for instance as referred to in Article 6), the board of directors shall inform the general meeting of shareholders by means of a circular or explanatory notes to the agenda of all facts and circumstances relevant to the approval, delegation or authorization to be granted.

19.12
For the purpose of Articles 19 and 20, persons with the right to vote or attend meetings shall be considered those persons who have these rights at the twenty-eighth day prior to the day of the meeting (Record Date) and are registered as such in a register to be designated by

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the board of directors for such purpose, irrespective whether they will have these rights at the date of the meeting. In addition to the Record Date, the notice of the meeting shall further state the manner in which shareholders and other persons entitled to attend the meeting may have themselves registered and the manner in which those rights can be exercised.

19.13
If a proposal to amend these Articles of Association is to be dealt with, a copy of that proposal, in which the proposed amendments are stated verbatim, shall be made available for inspection to the shareholders and other persons entitled to attend the meeting, at the office of the company and on the website of the company, as from the day the general meeting of shareholders is called until after the close of that meeting. Upon request, each of them shall be entitled to obtain a copy thereof, without charge.

20.	Chairman, minutes, rights, admittance and voting

20.1	The general meeting of shareholders shall be presided over by the Chairman or, in his absence, by the person chosen by the board of directors to act as chairman for such meeting.

20.2
One of the persons present designated for that purpose by the chairman of the meeting shall act as secretary of the meeting and take minutes of the business transacted. The minutes shall be adopted by the chairman of the meeting and the secretary of the meeting and signed by them in witness thereof.

20.3
The minutes of the general meeting of shareholders shall be made available, on request, to the shareholders no later than three (3) months after the end of the meeting, after which the shareholders shall have the opportunity to react to the minutes in the following three (3) months. The minutes shall then be adopted in the manner as described in Article 20.2.

20.4	If an official notarial record is made of the business transacted at the meeting then minutes need not be drawn up and it shall suffice that the official notarial record be signed by the notary.

20.5
As a prerequisite to attending the meeting and, to the extent applicable, exercising voting rights, the shareholders and other persons entitled to attend the meeting shall be obliged to inform the board of directors in writing within the time frame mentioned in the convening notice. At the latest this notice must be received by the board of directors on the day mentioned in the convening notice.

20.6
Shareholders and other persons entitled to attend the meetings may procure to be represented at any meeting by a proxy duly authorized in writing, provided they shall notify the company in writing of their wish to be represented at such time and place as shall be stated in the notice of the meetings. For the avoidance of doubt, such attorney is also authorized in writing if the proxy is documented electronically. The board of directors may determine further rules concerning the deposit of the powers of attorney; these shall be mentioned in the notice of the meeting.

20.7	The chairman of the meeting shall decide on the admittance to the meeting of persons other than those who are entitled to attend.

20.8
For each general meeting of shareholders, the board of directors may decide that shareholders and other persons entitled to attend the meeting shall be entitled to attend, address and exercise voting rights at such meeting through the use of electronic means of communication, provided that shareholders and other persons who participate in the meeting are capable of being identified through the electronic means of communication and have direct cognizance of the discussions at the meeting and the exercising of voting rights (if applicable). The board of directors may set requirements for the use of electronic means of communication and state these in the convening notice. Furthermore, the board of directors may for each general meeting of shareholders decide that votes cast by the use of electronic means of communication prior to the meeting and received by the board of directors shall be considered to be votes cast at the meeting. Such votes may not be cast prior to the Record Date. Whether

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the provision of the foregoing two sentences applies and the procedure for exercising the rights referred to in that sentence shall be stated in the notice.

20.9
Prior to being allowed admittance to a meeting, a shareholder and each other person entitled to attend the meeting, or their attorney, shall sign an attendance list, while stating his name and, to the extent applicable, the number of votes to which he is entitled. Each shareholder and other person attending a meeting by the use of electronic means of communication and identified in accordance with Article 20.8 shall be registered on the attendance list by the board of directors. In the event that it concerns an attorney of a shareholder or another person entitled to attend the meeting, the name(s) of the person(s) on whose behalf the attorney is acting, shall also be stated. The chairman of the meeting may decide that the attendance list must also be signed by other persons present at the meeting.

20.10
The chairman of the meeting may determine the time for which shareholders and others entitled to attend the general meeting of shareholders may speak if he considers this desirable with a view to the order by conduct of the meeting as well as other procedures that the chairman considers desirable for the efficient and orderly conduct of the business of the meeting.

20.11	Every share (whether common or special voting) shall confer the right to cast one (1) vote.
Shares in respect of which the law determines that no votes may be cast shall be disregarded for the purposes of determining the proportion of shareholders voting, present or represented or the proportion of the share capital present or represented.

20.12
A holder of special voting shares acquired pursuant to the Demerger will not be entitled to exercise the right to vote attributed to those special voting shares, unless such shareholder has agreed to be subject to the terms and conditions that applied to all holders of special voting shares, immediately before the Demerger became effective.

20.13	All resolutions shall be passed with an absolute majority of the votes validly cast unless otherwise specified herein.
Blank votes shall not be counted as votes cast.

20.14	All votes shall be cast in writing or electronically. The chairman of the meeting may, however, determine that voting by raising hands or in another manner shall be permitted.

20.15	Voting by acclamation shall be permitted if none of the shareholders present or represented objects.

20.16
No voting rights shall be exercised in the general meeting of shareholders for shares or depositary receipts thereof owned by the company or by a subsidiary. Pledgees and usufructuaries of shares owned by the company and its subsidiaries shall however not be excluded from exercising their voting rights, if the right of pledge or usufruct was created before the shares were owned by the company or a subsidiary. Neither the company nor any of its subsidiaries may exercise voting rights for shares in respect of which it holds a right of pledge or usufruct.

20.17	Without prejudice to the other provisions of this Article 20, the company shall determine for each resolution passed:

(a)	the number of shares on which valid votes have been cast;

(b)	the percentage that the number of shares as referred to under (a) represents in the issued share capital;

(c)	the aggregate number of votes validly cast; and

(d)	the aggregate number of votes cast in favour of and against a resolution, as well as the number of abstentions.

21.	Audit

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21.1
The general meeting of shareholders shall appoint an accountant to examine the annual accounts drawn up by the board of directors, to report thereon to the board of directors, and to express an opinion with regard thereto.

21.2	If the general meeting of shareholders fails to appoint the accountant as referred to in Article 21.1, this appointment shall be made by the board of directors.

21.3
To the extent permitted by law, the appointment provided for in Article 21.1 may be cancelled by the general meeting of shareholders and if the appointment has been made by the board of directors, by the board of directors.

21.4
The accountant may be questioned by the general meeting of shareholders in relation to the accountant’s statement on the fairness of the annual accounts. The accountant shall therefore be invited to attend the general meeting of shareholders convened for the adoption of the annual accounts.

21.5	The accountant shall, in any event, attend the meeting of the board of directors at which the report of the accountant is discussed, and at which the annual accounts are to be approved.

22.	Financial year, annual accounts and distribution of profits

22.1	The financial year of the company shall coincide with the calendar year.

22.2
The board of directors shall annually close the books of the company as at the last day of every financial year and shall within four (4) months thereafter draw up annual accounts consisting of a balance sheet, a profit and loss account and explanatory notes. Within such four (4) month period the board of directors shall publish the annual accounts, including the accountant’s certificate, the annual report and any other information that would need to be made public in accordance with the applicable provisions of law and the requirements of any stock exchange on which common shares are listed.

22.3
The company shall publish its annual accounts and annual report and the other documents referred to in Section 2:392 of the Dutch Civil Code in the English language and in accordance with Section 2:394 of the Dutch Civil Code.

22.4
If the activity of the company or the international structure of its group justifies the same as determined by the board of directors, its annual accounts or its consolidated accounts may be prepared in a foreign currency.

22.5
The broad outline of the corporate governance structure of the company shall be explained in a separate chapter of the annual report. In the explanatory notes to the annual accounts the company shall state, in addition to the information to be included pursuant to Section 2:383d of the Dutch Civil Code, the value of the options granted to the executive directors and employees and shall indicate how this value is determined.

22.6	The annual accounts shall be signed by all the directors; should any signature be missing, then this shall be mentioned in the annual accounts, stating the reason.

22.7
The company shall ensure that the annual accounts, the annual report and the other data referred to in Article 22.2 and the statements are available at its office as from the date on which the general meeting of shareholders at which they are intended to be dealt with is called, as well as on the website of the company. The shareholders and those entitled to attend general meetings of shareholders shall be permitted to inspect these documents at the company’s office and to obtain copies thereof free of charge.

22.8	The general meeting of shareholders shall adopt the annual accounts.

22.9
At the general meeting of shareholders at which it is resolved to adopt the annual accounts, a proposal concerning release of the directors from liability for their respective duties, insofar as the exercise of such duties is reflected in the annual accounts or otherwise disclosed to the general meeting of shareholders prior to the adoption of the annual accounts, shall be

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brought up separately for discussion. The scope of any such release from liability shall be subject to limitations by virtue of the law.

23.	Reserves and profits

23.1
The company shall maintain a special capital reserve to be credited against the share premium exclusively for the purpose of facilitating any issuance or cancellation of special voting shares. The special voting shares shall not carry any entitlement to the balance of the special capital reserve. The board of directors shall be authorized to resolve upon (i) any distribution out of the special capital reserve to pay up special voting shares or (ii) re-allocation of amounts to credit or debit the special capital reserve against or in favour of the share premium reserve.

23.2
The company shall maintain a separate dividend reserve for the special voting shares. The special voting shares shall not carry any entitlement to any other reserve of the company. Any distribution out of the special voting rights dividend reserve or the partial or full release of such reserve will require a prior proposal from the board of directors and a subsequent resolution of the meeting of holders of special voting shares.

23.3	From the profits, shown in the annual accounts, as adopted, such amounts shall be reserved as the board of directors may determine.

23.4
The profits remaining thereafter shall first be applied to allocate and add to the special voting shares dividend reserve an amount equal to one percent (1%) of the aggregate nominal value of all outstanding special voting shares. The calculation of the amount to be allocated and added to the special voting shares dividend reserve shall occur on a time-proportionate basis. If special voting shares are issued during the financial year to which the allocation and addition pertains, then the amount to be allocated and added to the special voting shares dividend reserve in respect of these newly issued special voting shares shall be calculated as from the date on which such special voting shares were issued until the last day of the financial year concerned. The special voting shares shall not carry any other entitlement to the profits.

23.5	Any profits remaining thereafter shall be at the disposal of the general meeting of shareholders for distribution of profits on the common shares only, subject to the provision of Article 23.8.

23.6
Subject to a prior proposal of the board of directors, the general meeting of shareholders may declare and pay distributions of profits and other distributions in United States Dollars. Furthermore, subject to the approval of the general meeting of shareholders and the board of directors having been designated as the body competent to pass a resolution for the issuance of shares in accordance with Article 6, the board of directors may decide that a distribution shall be made in the form of shares or that shareholders shall be given the option to receive a distribution either in cash or in the form of shares.

23.7
The company shall only have power to make distributions to shareholders and other persons entitled to distributable profits to the extent the company's equity exceeds the sum of the paid in and called up part of the share capital and the reserves that must be maintained pursuant to Dutch law and these Articles of Association. No distribution of profits or other distributions may be made to the company itself for shares that the company holds in its own share capital.

23.8	The distribution of profits shall be made after the adoption of the annual accounts, from which it appears that the same is permitted.

23.9
The board of directors shall have power to declare one or more interim distributions of profits, provided that the requirements of Article 23.7 are duly observed as evidenced by an interim statement of assets and liabilities as referred to in Section 2:105 paragraph 4 of the Dutch Civil Code and provided further that the policy of the company on additions to reserves and distributions of profits is duly observed. The provisions of Articles 23.2 and 23.3 shall apply mutatis mutandis.

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23.10
The board of directors may determine that distributions are made from the company's share premium reserve or from any other reserve, provided that payments from reserves may only be made to the shareholders that are entitled to the relevant reserve upon the dissolution of the company.

23.11
Distributions of profits and other distributions shall be made payable in the manner and at such date(s) - within four (4) weeks after declaration thereof - and notice thereof shall be given, as the general meeting of shareholders, or in the case of interim distributions of profits, the board of directors shall determine.

23.12	Distributions of profits and other distributions, which have not been collected within five (5) years and one (1) day after the same have become payable, shall become the property of the company.

24.	Amendment of the Articles of Association
A resolution to amend these Articles of Association can only be passed by a general meeting of shareholders pursuant to a prior proposal of the board of directors. A majority of at least two-thirds of the votes cast shall be required if less than one half of the issued share capital is present or represented at the meeting.

25.	Dissolution and winding-up

25.1
A resolution to dissolve the company can only be passed by a general meeting of shareholders pursuant to a prior proposal of the board of directors. A majority of at least two-thirds of the votes cast shall be required if less than one half of the issued share capital is present or represented at the meeting. In the event a resolution is passed to dissolve the company, the directors shall become liquidators (vereffenaars) of the dissolved company’s property, unless the general meeting of shareholders resolves otherwise.

25.2	The general meeting of shareholders shall appoint and decide on the remuneration of the liquidators.

25.3	Until the winding-up of the company has been completed, these Articles of Association shall to the extent possible, remain in full force and effect.

25.4	Whatever remains of the company's equity after all its debts have been discharged:

(a)
shall first be applied to distribute the aggregate balance of share premium reserves and other reserves than the special voting shares dividend reserve of the company to the holders of common shares in proportion to the aggregate nominal value of the common shares held by each of them;

(b)
secondly, from any balance remaining, an amount equal to the aggregate amount of the nominal value of the common shares will be distributed to the holders of common shares in proportion to the aggregate nominal value of common shares held by each of them;

(c)
thirdly, from any balance remaining, an amount equal to the aggregate amount of the special voting shares dividend reserve will be distributed to the holders of special voting shares in proportion to the aggregate nominal value of the special voting shares held by each of them;

(d)
fourthly, from any balance remaining, the aggregate amount of the nominal value of the special voting shares will be distributed to the holders of special voting shares in proportion to the aggregate nominal value of the special voting shares held by each of them; and

(e)	lastly, the balance remaining will be distributed to the holders of the common shares in proportion to the aggregate nominal value of common shares held by each of them.

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25.5	After the company has ceased to exist the books and records of the company shall remain in the custody of the person designated for that purpose by the liquidators for the period provided by law.

25.6	In addition, the liquidation shall be subject to the relevant provisions of Book 2, Title 1, of the Dutch Civil Code.

26.	Transitory provision
Until the Merger becomes effective, Article 2.1 shall read as follows:

"2.1	The name of the company is: FE New N.V.".
This provision and its heading shall cease to exist as per the moment the Merger becomes effective

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ANNEX C1
Auditor’s statement KPMG
Section 2:328 paragraph 1 second sentence DCC

merger proposal – voorstel tot fusie

ANNEX C2
Auditor’s statement Deloitte
Section 2:328 paragraph 1 second sentence DCC

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ANNEX D1
Interim financial statement FE New N.V.

merger proposal – voorstel tot fusie

ANNEX D2
Interim financial statement New Business Netherlands N.V.

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